Exhibit 99.3

NEWS RELEASE

February 15, 2018	Contact: Patricia Cosgel (203) 499-2624

AVANGRID Declares Quarterly Dividend

Orange, CT – February 15, 2018 (NYSE: AGR) – AVANGRID announced that its Board of Directors declared a quarterly dividend of $0.432 per share on its Common Stock at today’s Board meeting. This dividend is payable April 2, 2018 to shareowners of record at the close of business on March 9, 2018.

About AVANGRID: AVANGRID, Inc. (NYSE: AGR) is a diversified energy and utility company with more than $32 billion in assets and operations in 27 states. The company owns regulated utilities and electricity generation assets through two primary lines of business, Avangrid Networks and Avangrid Renewables. Avangrid Networks is comprised of eight electric and natural gas utilities, serving approximately 3.2 million customers in New York and New England. Avangrid Renewables operates more than 6 gigawatts of owned and controlled renewable generation capacity, primarily through wind and solar, in 22 states across the United States. AVANGRID employs approximately 6,800 people. For more information, visit www.avangrid.com.